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                                                                 Exhibit 6(b)(2)
                                                                 ---------------


                         LEASE WITH OPTION TO PURCHASE
                         -----------------------------


     THIS LEASE, made as of June 18, 1999, by and between CHARLES G. HENRY and BARBARA ANN HENRY, husband and wife. of P.O. Box 121, East Waterford, Pennsylvania 17021. herein "Landlords", and

FIRST NATIONAL BANK OF MIPFLINTOWN, a Pennsylvania business corporation with its principal office is Mifflintown, Pennsylvania, herein "Tenant",

                                  WITNESSETH:

     IN CONSIDERATION OF the rentals reserved below, and the mutual covenants of the parties hereto, and intending to be legally bound hereby, the parties hereto hereby agree as follows, to wit:

     1. The landlords lease and rent to Tenant an existing building approximately twenty (20') feet by twenty (20') feet, a surrounding area large enough to accommodate employee and customer parking and a 'drive-through approach for an ATM, and an access driveway area completely encircling an existing former gasoline service station, all of which is hereafter called "the Branch Site" in this Lease and all of which is located on a parcel of land owned by Landlords. containing five hundred six thousandths (.506) of an acre, located in Tuscarora Township, Juniata County. Pennsylvania, on the south bank of the Tuscarora Creek and the West bank of Horse Valley Run, and designated Tax Parcel No. 16-01A-047 in the Juniata County Assessor's Office records.

     2. The term of this Lease shall be ten (10) years, commencing upon the first day of the month after which the Tenant has received written approval: (1) from the Office of the Comptroller of the Currency to establish a bank branch office at the Branch Site, and (2) from Department of Environmental Protection with respect to installation of some form of on-lot sewage disposal. At the end of the initial term, Tenant shall have the option to extend the Lease for three
(3) additional successive renewal periods of five (5) years each. Tenant shall give thirty (30) days prior notice of its intent to renew.

     3. Tenant will pay Landlords a Base Rent for the Branch Site of two hundred fifty and 00/100 ($250.00) dollars per month, due the first day of each month for the first twelve (12) months after this Lease begins. In the second year of the Lease, and in each subsequent year of the Lease and any renewals or extensions of the Lease, the Tenant shall pay the Landlords the Base Rent plus any Additional Rent due under the following formula:

         Additional Rent = "Recent Index" - "Base Index"  x  Base Rent
                            -----------------------------
                                     "Base Index"
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In this formula, "Base Index" means the most current and available Consumer
Price Index for all urban consumers in Pennsylvania as published by the Bureau of Labor Statistics, U.S. Department of Labor, as of the date upon which this Lease begins. In this formula, "Recent Index" means the most current and available Consumer Price Index for all urban consumers in Pennsylvania as of the date upon which the Additional Rent is being calculated. In no event shall Tenant pay Landlord lees than the Base Rent. In no event shall the Additional Rent plus consent to a proposed assignment. Tenant may terminate the Lease upon six (6) months notice to Landlords, without further obligation for any reserved rentals.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to set their hands hereto, or have themselves set their hands and seals hereto the 18th day of June, 1999.


WITNESS:

/s/      Jane E. Madio          /s/   Charles G. Henry           (SEAL)
----------------------          ------------------------------
                                  Charles G. Henry


/s/    Jane E. Madio            /s/   Barbara Ann Henry          (SEAL)
--------------------            ------------------------------
                                  Barbara Ann Henry


ATTEST:                         THE FIRST NATIONAL BANK OF
                                MIFFLINTOWN


/s/  Renee Williamson           By:  /s/ James R. McLaughlin
---------------------              ---------------------------------
                                       James R. McLaughlin,President

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